CENTRAL HUDSON GAS & ELECTRIC CORPORATION
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES               EXHIBIT (12)(ii)
 AND RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS

                                                                   2001                      Year Ended December 31,
                                                         ------------------------  -----------------------------------------------
                                                          3 Months     12 Months
                                                           Ended         Ended                                            ( * )
                                                           Dec 31        Dec 31       2000        1999         1998        1997
                                                         ----------    ----------  ----------  ----------   ----------  ----------
     Earnings:
A.       Net Income                                         $18,584       $44,178     $52,595     $51,881      $52,544     $55,086
B.       Federal & State Income Tax                         (24,176)       (7,637)     37,150      28,144       28,627      26,237
                                                         ----------    ----------  ----------  ----------   ----------  ----------
C.       Earnings before Income Taxes                       ($5,592)      $36,541     $89,745     $80,025      $81,171     $81,323
                                                         ==========    ==========  ==========  ==========   ==========  ==========
D.       Fixed Charges

              Interest on Mortgage Bonds                        670         5,211      11,342      13,057       14,225      14,237
              Interest on Other Long-Term Debt                1,798        10,446      12,864      11,094        8,890       8,860
              Other Interest                                  3,052        13,170       5,363       4,860        3,639       2,647
              Interest Portion of Rents                         193           801         962         993        1,004       1,020
              Amortization of Premium & Expense on Debt         335         1,350       1,170         993          924         906
                                                         ----------    ----------  ----------  ----------   ----------  ----------
                Total Fixed Charges                          $6,048       $30,978     $31,701     $30,997      $28,682     $27,670
                                                         ==========    ==========  ==========  ==========   ==========  ==========

E.       Total Earnings                                        $456       $67,519    $121,446    $111,022     $109,853    $108,993
                                                         ==========    ==========  ==========  ==========   ==========  ==========

     Preferred Dividend Requirements:
F.       Allowance for Preferred Stock Dividends
              Under IRC Sec 247                                $807        $3,230      $3,230      $3,230       $3,230      $3,230
G.       Less Allowable Dividend Deduction                      (31)         (127)       (127)       (127)        (127)       (127)
                                                         ----------    ----------  ----------  ----------   ----------  ----------
H.       Net Subject to Gross-up                                776         3,103       3,103       3,103        3,103       3,103
I.       Ratio of Earnings before Income
              Taxes to Net Income (C/A)                      (0.301)        0.827       1.706       1.542        1.545       1.476
                                                         ----------    ----------  ----------  ----------   ----------  ----------
J.       Pref. Dividend  (Pre-tax) (H x L)                     (234)        2,566       5,294       4,785        4,794       4,580
K.       Plus Allowable Dividend Deduction                       31           127         127         127          127         127
                                                         ----------    ----------  ----------  ----------   ----------  ----------
L.       Preferred Dividend Factor                             (203)        2,693       5,421       4,912        4,921       4,707
M.       Fixed Charges (D)                                    6,048        30,978      31,701      30,997       28,682      27,670
                                                         ----------    ----------  ----------  ----------   ----------  ----------
N.       Total Fixed Charges and Preferred Dividends         $5,845       $33,671     $37,122     $35,909      $33,603     $32,377
                                                         ==========    ==========  ==========  ==========   ==========  ==========

O.       Ratio of Earnings to Fixed Charges (E/D)              0.08          2.18        3.83        3.58         3.83        3.94
                                                         ==========    ==========  ==========  ==========   ==========  ==========
P.       Ratio of Earnings to Fixed Charges and
         Preferred Dividends  (E/N)                            0.08          2.01        3.27        3.09         3.27        3.37
                                                         ==========    ==========  ==========  ==========   ==========  ==========


 * ) Restated to properly  reflect the  exclusion  of AFUDC from fixed charges.